Exhibit 99

                      RF Monolithics Reports First Quarter
        Financial Results; Exceeds Sales Guidance on Record Filter Sales


    DALLAS--(BUSINESS WIRE)--Dec. 15, 2005--RF Monolithics, Inc. (Nasdaq:RFMI) today reported sales for the first quarter ended November 30, 2005, of $12.3 million compared to sales of $12.2 million for the first quarter of the prior year. The Company reported net loss of $49,000 or $0.01 per diluted share compared to net income of $407,000 or $0.05 per diluted share for the prior year's first quarter. The quarter loss includes $162,000 of stock compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123(R). Under previous accounting rules, the Company would have reported Net Income of $113,000 or $0.01 per diluted share for the quarter.
    David M. Kirk, President and CEO of RF Monolithics, Inc., commented, "We exceeded our sales guidance this quarter and set a record for filter sales. Our sales growth for the quarter was driven by our filters for satellite radio applications and near record sales of our Virtual Wire(TM) product for automated meter reading applications. Our gross profit was negatively affected by 1% (or 100 basis points) by two issues this quarter. The first issue was the recognition in cost of sales of stock compensation expense. The second issue had to do with unusual start-up costs associated with a quick-turn order for custom filters in a new satellite radio application. We believe our quick response will be instrumental in our securing this business which will be one of our growth drivers going forward. Net income was also affected by an increase in operating expense of approximately $200,000 as we selectively added resources in support of our strategic plans for product and marketing development."
    "We accomplished several key milestones in our strategic plan this quarter. We launched our first standard mesh-enabled wireless sensor module, the DM1800. We reached agreements for the development of over a million dollars of custom wireless systems deliverable in calendar year 2006. Also we completed contracts for additional technology and software protocol to broaden our flexibility in meeting unique customer wireless mesh systems requirements."
    "We feel this was really a very positive quarter for us. We produced sales growth and made great strides toward successfully implementing our corporate strategic plan. We also reported a positive book-to-bill ratio which allows us to enter our second quarter in a much stronger position."
    Mr. Kirk further commented, "Looking toward our second quarter performance, which is typically our most difficult to forecast due to the impact of both domestic and international holidays, we expect strong filter sales will help us achieve a 6-10% sales increase over the $11.3 million in sales in the second quarter of the prior year. We will experience some start-up costs again in our 2nd quarter as we continue to supply new custom filter products for some emerging applications. These additional costs should keep our margins in the 27
- 28% range for the quarter. Our operating expenses are expected to increase slightly as we continue to fund our research and development efforts and add resources to our team."



Quarter Highlights:

    -- We reported 7 percent sequential sales growth this quarter which reflects record filters sales into satellite radio applications and very strong sales of our Virtual Wire(TM) products into automated meter reading applications.

    -- Operating cash flow for the quarter was $960,000 and our cash balance increased $320,000 to $5.8 million. Inventory decreased for the third consecutive quarter.

    --  We reported a positive book-to-bill ratio for the quarter.

    --  Wireless Mesh Networking

        -- We introduced our DM1800 Module product, which is the first in our standard line of mesh enabled modules for the sensor networking markets.

        -- We have entered into agreements for the development of approximately $1.0 million in custom wireless mesh systems deliverable in calendar 2006.

        -- We have entered into several agreements this quarter which will provide access to additional technologies and protocols which add to our flexibility in designing unique custom wireless mesh systems for our customers.

        --  Product Mix for current and prior quarter sales were:

                                            Q1 FY06        Q4 FY05
                                        --------------- --------------

        --  Low-power Components           $3.6 Million   $4.6 Million

        --  Virtual Wire Products          $3.3 Million   $2.3 Million

        --  Filter Products                $4.8 Million   $3.7 Million

        --  Frequency Control Products     $0.5 Million   $0.7 Million

        --  Technology Development         $0.1 Million   $0.2 Million

             Total Product Sales          $12.3 Million  $11.5 Million


    -- Market Diversification for current and prior quarter sales were:

                                               Q1 FY06(a)  Q4 FY05(a)
                                               ----------- -----------

        -- Automotive                              31%         26%

        -- Consumer                                29%         36%

        -- Industrial                              26%         22%

        -- Telecom                                  7%          9%

        -- Other                                    7%(b)       7%(b)


(a) Distribution sales are recognized upon shipment. Allocation of distribution sales is estimated based upon point-of-sales information provided by the distributors.

(b) Other includes the government and medical applications and those sales through distribution which are not considered material for tracking by application by our distributors.



    About RFM:

    Celebrating over 25 years of providing low-power wireless solutions, RFM, headquartered in Dallas, is a leading designer, developer, manufacturer and supplier of radio frequency wireless solutions enabling wireless connectivity for the automotive, consumer, industrial, medical and communications markets worldwide, allowing our customers to provide products and services that are both cost effective and superior in performance. RFM's wireless solutions are supported by industry leading customer service. For more information on RF Monolithics, Inc., please visit our Web sites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2005. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    Internet Access-RFM at http://www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live." You may also access the Conference Call at http://ccbn.com. To listen to the live call, please go to the Web site at least 15 minutes early to download and install any necessary audio software. A replay will be available on Thomson/CCBN.
    Telephone Access -- The toll-free dial-in number is 1-800-772-8997; ask to be connected to the RF Monolithics Management Conference Call. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-888-509-0082. This replay will be active from 7:00 p.m. ET December 15 through January 16, 2006.



                         RF Monolithics, Inc.
      Unaudited Condensed Consolidated Statements of Operations
               (In Thousands, Except Per Share Amounts)

                                                Three Months Ended
                                                   November 30,
                                                 2005         2004
                                             ------------ ------------
                                                     (Unaudited)
Sales                                            $12,296      $12,163
Cost of sales                                      8,978        8,573
                                             ------------ ------------
      Gross profit                                 3,318        3,590
                                             ------------ ------------
Research and development                           1,176        1,063
Sales and marketing                                1,492        1,364
General and administrative                           750          734
                                             ------------ ------------
   Operating expenses                              3,418        3,161
                                             ------------ ------------
   Income (loss) from operations                    (100)         429
Other income expense, net                             52            0
                                             ------------ ------------
   Income (loss) before income taxes                 (48)         429
Income tax expense                                     1           22
                                             ------------ ------------
   Net income (loss)                                $(49)        $407
                                             ============ ============
Earnings (loss) per share:
      Basic                                       $(0.01)       $0.05
                                             ============ ============
      Diluted                                     $(0 01)       $0.05
                                             ============ ============
Weighted average common shares outstanding:
      Basic                                        7,949        7,809
                                             ============ ============
      Diluted                                      7,949        8,264
                                             ============ ============

                         RF Monolithics, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In Thousands)

                                             November 30,  August 31,
                                                 2005         2005
                                            -------------- -----------
                                             (Unaudited)
Cash and cash equivalents                          $5,770      $5,450
Accounts receivable -- net                          8,127       6,753
Inventory -- net                                    7,962       8,616

Other current assets                                  366         315
                                            -------------- -----------
   Total current assets                            22,225      21,134
Property and equipment -- net                        6,252       6,235
Other assets -- net                                   560         470
                                            -------------- -----------

   Total                                          $29,037     $27,839
                                            ============== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                $5,678      $4,586
Other liabilities                                     163         181
                                            -------------- -----------
   Total liabilities                                5,841       4,767
Stockholders' equity                               23,196      23,072
                                            -------------- -----------
   Total                                          $29,037     $27,839
                                            ============== ===========




    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             RF Monolithics, Inc., Dallas
             Carol Bivings, 972-448-3767
             bivings@rfm.com